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RUBICON TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paragon Asks Rubicon Board to Stop Its $1 Million Proxy Campaign to Remain Entrenched

ATLANTA, GA – May 24, 2016 – Paragon Technologies, Inc. would like to make shareholders aware of the extreme financial expense that the Rubicon Board of Directors is incurring in order to further entrench themselves as directors.

In Rubicon’s proxy statement filed with the SEC and mailed to shareholders, we find the following disclosure (emphasis added):

[The Rubicon Board has] retained Innisfree for an estimated fee of $175,000 plus reimbursement of out-of-pocket expenses that need not be approved by a vote of stockholders to assist in the solicitation of proxies and otherwise in connection with the Annual Meeting…The question of reimbursement will not be submitted to a vote by stockholders…Our aggregate expenses, including those of Innisfree, related to our solicitation of proxies, excluding salaries and wages of our regular employees, are expected to be approximately $1.0 million, of which approximately $350,000 has been incurred as of the date of this proxy statement.

Rubicon’s Board of Directors is prepared to spend at least $1 million of shareholders’ money in order to further entrench themselves by delaying the removal of two of their directors for another three years. They are planning to spend $1 million to prevent ONE Paragon director from joining its five member Board. Since the Rubicon Board has stated that they offered a board position to one of Paragon’s two board nominees, they have decided to spend $1 million of shareholders’ money to keep ONE person off of the board. This decision was made despite Rubicon’s continued extraordinary net losses and rapidly declining financial resources.

We ask all Rubicon shareholders to take a hard look at the behavior of this current Board and recognize what we believe is their continued pattern of putting their self-interest ahead of the shareholders.

We call on the Board to immediately cease its entrenchment activities, stop what we believe is its excessive waste of shareholder money, and appoint Paragon’s two directors so we may begin collectively working for shareholders to save Rubicon.

* * *

Paragon Technologies, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and a blue proxy card in connection with its solicitation of votes for the election of director nominees at the 2016 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 80,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 1,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock. Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP and certain of its affiliates, and Paragon’s nominees to the board are the participants in the proxy solicitation. Information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, is included in Paragon’s definitive proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Alliance Advisors, LLC

Toll-free number: 855-737-3183

Peter Casey, 973-873-7710